Exhibit 10.1



             AMENDMENT TO PHILLIPS PETROLEUM COMPANY
              STOCK PLAN FOR NON-EMPLOYEE DIRECTORS


          The Phillips Petroleum Company Stock Plan for Non-Employee Directors (the "Plan") has been amended by the Board of Directors, effective as of December 10, 2001, by inserting a new
Article XII inserted at the end of the Plan, reading in its entirety as follows:

          The Board or an authorized Committee of the Board consisting solely of Non-Employee Directors may from time to time grant stock, other stock-based Awards under the Plan, including without limitations those Awards pursuant to which shares of stock are or may in the future be acquired, Awards denominated in stock units, securities convertible into stock, phantom securities and dividend equivalents. The Board or such Committee shall determine the terms and conditions of such other stock and stock-based Awards, provided that such Awards shall not be inconsistent with the terms and purposes of this Plan.


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